Exhibit 99.1

CERTIFICATION

UST Sequence Number 250

I, Joe A. Shearin, the President and Chief Executive Officer of Eastern Virginia Bankshares, Inc. (the “Company”), certify, based on my knowledge, and considering that on October 21, 2013 the United States Department of the Treasury (“Treasury”) sold all of its shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, Par Value $2.00 per share, to an unrelated third party that is not a federal government entity, and that the “2013 TARP Period” began on January 1, 2013 and ended on October 21, 2013, that:

(i)	During the 2013 TARP Period, the Company’s compensation committee has discussed, reviewed, and evaluated with senior risk officers at least every six months, senior executive officer (“SEO”) compensation plans and employee compensation plans and the risks these plans pose to the Company;
(ii)	During the 2013 TARP Period, the Company’s compensation committee has identified and limited any features of the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of the Company and has identified any features of the employee compensation plans that pose risks to the Company and has limited those features to ensure that the Company is not unnecessarily exposed to risks;
(iii)	During the 2013 TARP Period the Company’s compensation committee has reviewed, at least every six months, the terms of each employee compensation plan and identified any features of the plan that could encourage the manipulation of reported earnings of the Company to enhance the compensation of an employee, and has limited any such features;
(iv)	The Company’s compensation committee will certify to the reviews of the SEO compensation plans and employee compensation plans required under (i) and (iii) above;
(v)	The Company’s compensation committee will provide a narrative description of how it limited during the 2013 TARP Period the features in:
(A)	SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of the Company;
(B)	Employee compensation plans that unnecessarily expose the Company to risks; and
(C)	Employee compensation plans that could encourage the manipulation of reported earnings of the Company to enhance the compensation of an employee;
(vi)	The Company has required that bonus payments to SEOs or any of the next twenty most highly compensated employees, as defined in the regulations and guidance established under Section 111 of EESA (bonus payments), be subject to a recovery or “clawback” provision during the 2013 TARP Period if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;
(vii)	The Company has prohibited any golden parachute payment, as defined in the regulations and guidance established under Section 111 of EESA, to an SEO or any of the next five most highly compensated employees during the 2013 TARP Period;
(viii)	The Company has limited bonus payments to its applicable employee in accordance with Section 111 of EESA and the regulations and guidance established thereunder during the 2013 TARP Period;
(ix)	The Company and its employees have complied with the excessive or luxury expenditures policy, as defined in the regulations and guidance established under Section 111 of EESA, during the 2013 TARP Period; and any expenses that, pursuant to the policy, required approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with a similar level of responsibility were properly approved;

(x)	The Company will permit a non-binding shareholder resolution in compliance with any applicable federal securities rules and regulations on the disclosures provided under the federal securities laws related to SEO compensation paid or accrued during the fiscal year ended December 31, 2013;
(xi)	The Company will disclose the amount, nature, and justification for the offering, during the 2013 TARP Period, of any perquisites, as defined in the regulations and guidance established under Section 111 of EESA, whose total value exceeds $25,000 for the employee who is subject to the bonus payment limitations identified in paragraph (viii);
(xii)	The Company will disclose whether it, the Company’s board of directors, or the Company’s compensation committee has engaged during the 2013 TARP Period a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;
(xiii)	The Company has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under Section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during the 2013 TARP Period;
(xiv)	The Company has substantially complied with all other requirements related to employee compensation that are provided in the agreement between the Company and Treasury, including any amendments;
(xv)	The Company is not required to submit to Treasury a list of the SEOs and the twenty next most highly compensated employees for the current fiscal year; and
(xvi)	I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both. (See, for example, 18 USC 1001.)

Date: March 31, 2014

/s/ Joe A. Shearin

Joe A. Shearin,
President and Chief Executive Officer